Exhibit 12.1

Computation of Ratios of Earnings To Fixed Charges

	For the nine months ended September 30, 2012	For the year ended December 31,
		2011	2010	2009	2008	2007
	(Dollars in millions)
Earnings:
Income before income taxes	$525	$530	$315	$(115)	$271	$988
Less:
Interest and penalties on tax liabilities	(7)	(6)	5	(19)	9	5

Income before income taxes after interest and penalties on tax liabilities	532	536	310	(96)	262	983
Plus:
Fixed charges	121	181	231	564	1,259	1,747

Earnings, including interest on deposits	653	717	541	468	1,521	2,730

Less:
Interest on deposits	54	90	115	372	734	1,167

Earnings, excluding interest on deposits	$599	$627	$426	$96	$787	$1,563

Fixed charges:
Interest expense	$103	$156	$207	$538	$1,236	$1,727
Interest portion of rental expense	18	25	24	26	23	20

Total fixed charges	121	181	231	564	1,259	1,747

Less:
Interest on deposits	54	90	115	372	734	1,167

Total fixed charges, excluding interest on deposits	$67	$91	$116	$192	$525	$580

Earnings to fixed charges:
Excluding interest on deposits	8.90x	6.88x	3.67x	(a )	1.50x	2.70x
Including interest on deposits	5.38x	3.97x	2.34x	(a )	1.21x	1.56x

(a)	For the year ended December 31, 2009, earnings were insufficient to cover combined fixed charges, excluding or including interest on deposits, by $96 million.

Computation of Ratios of Earnings To Combined Fixed Charges and Preferred Dividends

	For the nine months ended September 30, 2012	For the year ended December 31,
		2011	2010	2009	2008	2007
	(Dollars in millions)
Earnings:
Income before income taxes	$525	$530	$315	$(115)	$271	$988
Less:
Interest and penalties on tax liabilities	(7)	(6)	5	(19)	9	5

Income before income taxes after interest and penalties on tax liabilities	532	536	310	(96)	262	983
Plus:
Fixed charges (excluding preferred stock dividends)	121	181	231	564	1,259	1,747

Earnings, including interest on deposits	653	717	541	468	1,521	2,730

Less:
Interest on deposits	54	90	115	372	734	1,167

Earnings, excluding interest on deposits	$599	$627	$426	$96	$787	$1,563

Fixed charges:
Interest expense	$103	$156	$207	$538	$1,236	$1,727
Interest portion of rental expense	18	25	24	26	23	20
Dividends on preferred stock	—	—	150	134	21	—

Total fixed charges	121	181	381	698	1,280	1,747

Less:
Interest on deposits	54	90	115	372	734	1,167

Total fixed charges, excluding interest on deposits	$67	$91	$266	$326	$546	$580

Earnings to fixed charges:
Excluding interest on deposits	8.90x	6.88x	1.60x	(a )	1.44x	2.70x
Including interest on deposits	5.38x	3.97x	1.42x	(a )	1.19x	1.56x

(a)	For the year ended December 31, 2009, earnings were insufficient to cover combined fixed charges and preferred share dividends, excluding or including interest on deposits, by $230 million.